Exhibit 99.1

Ethan Allen Declares Cash Dividend and Comments on Financial Results

DANBURY, Conn.--(BUSINESS WIRE)--April 21, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today declared a regular quarterly cash dividend of $0.05 per share which will be payable to shareholders of record as of July 10, 2009 and paid on July 24, 2009.

Farooq Kathwari, Chairman and CEO commented, "We are pleased that we have been able to maintain a strong cash position and continue paying this cash dividend despite a very challenging quarter ended March 31, 2009. We reduced the cash dividend to further enhance the cash position of the Company. During the last two quarters many manufacturers and retailers in a wide spectrum of industries were compelled to resort to major discounting to manage an excessive build-up of inventories. We decided to maintain a strong national advertising presence during the period focusing on our competitive advantages; providing exceptional interior design service supported by our stylish and affordable home furnishings at our every day best value prices. Our sales declined by 40.6% while we maintained a strong gross margin at 47.1% and reduced our inventories by $13.5 million during the quarter. Our inventories remain under control benefiting from a lower lead time due to our everyday best price initiative and also major downtime in our manufacturing facilities."

Mr. Kathwari further stated, “The preliminary net loss for the quarter is approximately $17 to $18 million or $0.59 to $0.63 per diluted share. Excluding restructuring and impairment charges ($4.6 million net of tax) the net loss is approximately $12.5 to $13.5 million or $0.43 to $0.47 per diluted share. During the quarter we also took other charges after taxes amounting to approximately $0.26 per diluted share. We are in final stages of evaluating potential impairment of our goodwill and long-lived assets. The financial impact, if any, from this evaluation has not been reflected in these results. We plan to report our earnings on April 30th and will discuss the financial results and all of these elements in detail at that time."

Mr. Kathwari commenting on business trends stated, "Our March written business showed improvements from February while significantly lower than March of last year. Our focus remains to manage and reduce our costs and also to prepare for the next cycle of business growth. On an annual basis we have reduced over $100 million from our underlying cost structure. We have also taken many steps to strengthen our marketing and operations and despite a tough environment have maintained a positive attitude among our associates and we are ready to grow our business. So far this fiscal year, we and our licensees have opened fourteen design centers and plan to open an additional fourteen in the next nine months. We look forward to discussing our initiatives in detail after our earnings release on April 30th".

About Ethan Allen

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 290 design centers in the United States and abroad, of which 159 are Company owned. Ethan Allen owns eight manufacturing facilities in the United States, which include two sawmills, and one cut and sew factory in Mexico. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media Contact:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer